Exhibit 4.2

SHAREHOLDER AGREEMENT

OF

MEIRAGTX HOLDINGS PLC

DATED AS OF

             2018

Table of Contents

SECTION 1.	DEFINITIONS	1

SECTION 2.	FORMATION, PURPOSE, TERM	3

2.1	NAME	3
2.2	PURPOSES	4
2.3	POWERS	4
2.4	REGISTERED OFFICE	4
2.5	ORGANIZATION EXPENSES	4
2.6	REGISTER OF MEMBERS; TRANSFER	4
2.7	PROPOSED IPO	4

SECTION 3.	MEMBERS; SHARE RIGHTS	5

3.2	RESERVED MATTERS. THE FOLLOWING MATTERS SHALL REQUIRE THE APPROVAL OF A C SHAREHOLDER MAJORITY (PROVIDED AT LEAST 20% OF THE AGGREGATE C SHARES IN ISSUE AS AT THE EFFECTIVE DATE REMAIN IN ISSUE) AND EACH OF THE SHAREHOLDERS UNDERTAKES TO EXERCISE ITS VOTING RIGHTS OR REFRAIN FROM EXERCISING ITS VOTING RIGHTS IN ORDER TO GIVE EFFECT TO SUCH MATTERS:	5
3.4	LIMITATION ON LIABILITY	6
3.5	TRANSACTIONS INVOLVING A MEMBER OR AFFILIATE OF A MEMBER	6
3.6	CONFIDENTIALITY	6
(b)	Member Confidentiality	7
3.7	NO MANAGEMENT BY MEMBERS	8
3.8	MEETINGS AND VOTING	8
3.9	CAPITAL CONTRIBUTIONS	8

SECTION 4.	MANAGEMENT OF THE COMPANY	8

4.1	BOARD OF DIRECTORS	8
4.2	COMPENSATION OF BOARD OF DIRECTORS; REIMBURSEMENTS	10

SECTION 5.	ACCOUNTING AND RECORDS	10

5.1	RECORDS AND ACCOUNTING	10
5.2	ACCESS TO ACCOUNTING RECORDS	10
5.3	ACCOUNTING DECISIONS	10
5.4	INCOME TAX ELECTIONS	10

SECTION 6.	ADDITIONAL MEMBERS; PREEMPTIVE RIGHTS	11

ADDITIONAL MEMBERS		11

SECTION 7.	DEPOSIT AND USE OF COMPANY FUNDS	11

SECTION 8.	TRANSFER OF SHARES	11

8.1	TRANSFERS	11
8.2	TRANSFERS FOLLOWING IPO. UPON THE OCCURRENCE OF AN IPO, THE MEMBERS WILL AGREE SUCH	11
RESTRICTIONS ON THE DISPOSAL OF THEIR SHARES OR SHARES IN ANY AFFILIATE OF THE COMPANY FOR A PERIOD
AFTER THE IPO, AS ARE REQUIRED BY AN UNDERWRITER IN CONNECTION WITH THE IPO.
8.3	ADMISSION TO MEMBERSHIP	11

SECTION 9.	WARRANTIES	12

9.1	MEMBER WARRANTIES	12

SECTION 10.	MISCELLANEOUS	13

10.1	NOTICES	13
10.2	AMENDMENTS	13

10.3	BINDING EFFECT	13
10.4	COUNTERPARTS	14
10.5	HEADINGS	14
10.6	EXHIBITS	14
10.7	TERMS	14
10.8	SEVERABILITY	14
10.9	ENTIRE AGREEMENT	14
10.10	RIGHTS OF THIRD PARTIES	14
10.11	GOVERNING LAW	15
10.12	NO WAIVER	15
10.13	TERMINATION	15
10.14	INFORMATION RIGHTS	16
10.15	REGISTRATION RIGHTS.	16

THIS SHAREHOLDER AGREEMENT is made on April         , 2018

BETWEEN

(1) MEIRAGTX HOLDINGS PLC, an exempted company incorporated in the Cayman Islands which has its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”); and

(2) The Persons who are shareholders of the Company as at the date of this Agreement and any other persons who become shareholders of the Company from time to time.

BACKGROUND

A	The Company is an exempted company limited by shares and was incorporated on May, 1 2018.

B	The parties to this Agreement, other than the Company, as at the date of this Agreement, hold in aggregate 36,389,759 A Shares and 44,714,965 C Shares.

C	The Company may issue additional Shares to Persons it invites to subscribe for additional shares, subject to the term of this Agreement, the Articles (as defined below) and to all applicable laws, provided such subscribers entering into a subscription agreement in a form approved by the Company from time to time.

D	Members may, subject to the terms of this Agreement and to all applicable laws, transfer Shares in accordance with the Articles, provided always that no transferee shall be registered as a Member unless they have executed and delivered a Joinder Agreement (defined below) to the Company.

E	Subscribers for Shares and permitted transferees (as provided by the Articles) shall be party to this Agreement on execution and delivery of the relevant Joinder Agreement.

IT IS AGREED as follows:

SECTION 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Companies Law (as amended) of the Cayman Islands, as amended from time to time.

“ Affiliate” shall mean, as to any Person, (i) any Affiliated Fund of such Person; (ii) any other Person that, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person; and (iii) in the case of a Person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor. For the purposes of this definition, “control” shall mean the power, directly or indirectly, either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by ownership of voting securities, contract or otherwise. The terms “controlled by” and “under common control with” have the meanings correlative thereto.

“Affiliated Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, debt or equity investments and that is administered or managed or advised by (i) a Member, (ii) an Affiliate of a Member or (iii) an entity or an Affiliate of an entity that administers or manages or advises a Member.

“Articles” means the articles of association of the Company from time to time.

“A Shares” the A ordinary shares of US$0.00001 each in the capital of the Company.

“Board of Directors” means the Board of Directors designated pursuant to Section 4.1 hereof.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” has the meaning set forth in Section 3.6.

“C Shareholder Majority” means the holders of C Shares holding a majority of the total voting rights of holders of C Shares.

“ C Shares” means the convertible preferred C Shares of US$0.00001 each in the capital of the Company.

“Director “ means the directors of the Company from time to time, appointed in accordance with Section 4.1.

“Effective Date” means                     2018;

“Fiscal Year” means the periods ending on the accounting reference date of the Company from time to time.

“GAAP” means generally accepted accounting principles applicable in the US.

“ IPO” means the listing of any or all of the Shares on a regulated market (pursuant to the Markets in Financial Instruments Directive), including without limitation the New York Stock Exchange and NASDAQ National Market, where such listing raises a minimum amount of $40,000,000 or, with the prior written consent of a C Shareholder Majority only, less than $40,000,000.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, sonin- law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

“Investor” means a holder of C Shares (or any A Shares which are held as a result of conversion or reclassification of such C Shares in accordance with the Articles) which, if such C Shares were converted and reclassified into A Shares, would constitute not less than 3% of the fully diluted share capital of the Company.

“Joinder Agreement” has the meaning set forth in Section 8.2.

“Majority of the Board” means (i) if the Board of Directors is comprised of more than one Director, the affirmative vote of a majority of the Directors then comprising the Board of Directors and (ii) if the Board of Directors is comprised of one Director, the vote of that Director.

“Member” means any Person holding Shares from time to time.

“Person” means any natural person, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other entity or association.

“Registrable Shares” means, with respect to each Investor, a number of A Shares equal to the C Shares held by such Investor on [ ] May 2018 minus the number of A Shares that such Investor has previously registered pursuant to the terms of this agreement; provided, however, upon transfer other than an assignment pursuant to Section 10.3 hereof neither a C Share nor an A Share converted from a C Share shall constitute a Registrable Security.

“Share” means an A Share and/or a C Share.

SECTION 2. Formation, Purpose, Term.

2.1 Name. The business of the Company shall be conducted under the name “ MeiraGTx Holdings plc”.

2.2 Purposes. The Company is organized for the purpose of transacting any and all lawful business of an exempted company to the fullest extent permitted under the Act. Subject to the provisions of this Agreement and the Memorandum and Articles of Association of the Company, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a company under the Act.

2.3 Powers. The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes to the fullest extent provided in the Act and the Memorandum and Articles of Association of the Company.

2.4 Registered Office. The registered office of the Company shall be at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands, or such other place as shall be determined by the Board of Directors.

2.5 Organization Expenses. The Company shall pay all expenses incurred in connection with the formation and incorporation of the Company. Such expenses shall include, without limitation, fees of legal counsel, filing and publication costs and other like expenses.

2.6 Register of Members; Transfer. Shares may, subject to the Act, be issued for such consideration as the Board of Directors may determine, subject to the other provisions of this Agreement and the Articles. The Company shall maintain at its registered office (or such other place as the Directors may determine in accordance with the Articles) a register of Members containing the names and addresses of the holders of record of Shares, in accordance with the requirements of the Act. Shares may only be transferred in accordance with the terms of this Agreement and the Articles and each such transfer shall be recorded in the books of the Company.

2.7 Proposed IPO. The Company and the Members agree and acknowledge that it is proposed to effect an IPO of the Company within such period as may be approved by the Board of Directors and accordingly the Members undertake to pass all resolutions and give all consents as may be reasonably required to effect such an IPO on terms that are consistent with the terms of this Agreement and the Articles, as may be recommended to be given by the investment bank(s) engaged by the Company to advise it in respect of such IPO. The Parties acknowledge and agree that:

(a) Members may be required to give appropriate warranties, representations, covenants, undertakings and indemnities in connection with the IPO;

(b) Members may be required to undertake to retain an appropriate shareholding in the Company for an appropriate period after the date of the IPO; and

(c) the Company shall, conditional on the IPO being effected, adopt new articles of association appropriate for a listed company, which will provide, inter alia, for a single class of shares which will rank pari passu in all respects.

SECTION 3. Members; Share Rights

3.1. Each Member shall have the rights and powers with respect to each Share registered in the name of such Member as set forth in this Agreement and in the Articles.

3.2 Reserved Matters. The following matters shall require the approval of a C Shareholder Majority (provided at least 20% of the aggregate C Shares in issue as at the Effective Date remain in issue) and each of the Shareholders undertakes to exercise its voting rights or refrain from exercising its voting rights in order to give effect to such matters:

(a) the authorization, creation or incurrence of any obligation to issue or issuance of any shares in the Company ranking senior to the C Shares with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights;

(b) the effecting of a liquidation of the Company or a sale of the Company;

(c) the payment or declaration of any dividends or other distributions on the A Shares or redemption or repurchase of any shares by the Company, other than the repurchase of Shares from employees of the Company upon a termination of employment pursuant to an agreement to repurchase such Shares that is approved by the Board;

(d) the borrowing of any money in excess of $5,000,000 in the aggregate outside of the ordinary course and other than pursuant to debt facilities approved by the Board;

(e) the guaranteeing, whether direct or indirect, of the payment or performance of indebtedness of another party in excess of $5,000,000 in the aggregate;

(f) an increase in the number of shares in the capital of the Company, excluding the Company’s incentive plans up to a cap of 12.5% of the fully diluted share capital; and

(g) any deviation from the annual budget approved by the Board by more than ten percent (10%).

3.3

3.4 Limitation on Liability. No Member shall be liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, except as provided by law or as specifically provided otherwise herein. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

3.5 Transactions Involving a Member or Affiliate of a Member

All transactions, agreements or arrangements between (i) the Company or any of its subsidiaries on the one hand and (ii) any of the Company’s Affiliates, a Member or any of such Member’s Affiliates on the other, shall be at prices and on terms and conditions not less favorable to the Company and its subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, as reasonably determined in good faith by a majority of the disinterested members of the Board of Directors.

3.6 Confidentiality.

(a) Company Confidential Information. None of the Members, any Director, or any of their respective representatives shall, without the prior written consent of the Company, divulge, disclose or make accessible to any other Person (other than its officers, directors, employees, agents, professional advisors and partners), or use for its own benefit in connection with matters unrelated to the Company, any Confidential Information (as herein defined), except (i) to potential purchasers of Shares when such potential purchasers have entered into a valid and binding confidentiality agreement that is no less restrictive than the terms contained herein, (ii) when required to do so by applicable law or regulations or by a court of competent jurisdiction, by any governmental agency having supervisory authority or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order such Person to divulge, disclose or make accessible such information or (iii) to any Affiliate of such Person or accountant, legal counsel or other advisors (including any advisors and sub-advisors to the funds and accounts managed by such Person) of such Person that need to know such information in connection with such Members’ or Directors’ investment, obligations or duties with respect to the Company (such Persons, the “Representatives”) (provided, with respect to this clause (iii), each such Representative agrees to comply with the provisions of this Section 3.6(a) with respect to such Confidential Information received by such Representative); notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Members’ and their respective Representatives’ businesses include the analysis of, and investment in, securities, instruments, businesses and assets and the review of the Confidential Information given to the Members and their respective Representatives inevitably will serve to give the Members and their respective

Representatives a deeper overall knowledge and understanding in a way that cannot be separated from the Members’ or such Representatives’ other knowledge. Accordingly, and without in any way limiting the Members’ obligations under this Agreement, the Company agrees that this Agreement shall not restrict the Members’ use of such overall, generalized knowledge and understanding retained in the unaided memory of individual personnel for the Members’ own internal purposes, including the purchase, sale, consideration of, and decisions related to other investments. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s or any of its subsidiaries’ financial data, strategic business plans, product development (or other proprietary product data), customer lists, customer information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, proprietary and confidential information, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company and its subsidiaries to others not subject to confidentiality agreements. Notwithstanding anything to the contrary described herein, the parties hereto and each of their respective employees, representatives or other agents, are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the transactions; provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal, state or other applicable securities laws.

(b) Member Confidentiality. Neither the Company nor any of its representatives or Affiliates shall issue any press releases or other public or private disclosure using the name of any Member or any information provided by the Member in relation to its investment in the Company or any of its Affiliates (whether in connection with the Company or otherwise) without obtaining Member’s prior written consent, nor may the Company release information provided by the Member to the Company’s auditors, employees, representatives or other agents and the Member’s name shall not appear in any financial statements which are distributed to anyone other than the other Members or the Company or its Affiliates, except, in each case, (i) to potential purchasers of Shares when such potential purchasers have entered into a valid and binding confidentiality agreement that is no less restrictive than the terms contained herein, (ii) when required to do so by applicable law or regulations or by a court of competent jurisdiction, by any governmental agency having supervisory authority or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order such Person to divulge, disclose or make accessible such information or (iii to any Affiliate of such Person or accountant, legal counsel or other advisors of such Person.

3.7 No Management by Members. Except as expressly provided in this Agreement, no Member will have the right by virtue of such Member’s membership to take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

3.8 Meetings and Voting.

(a) The Members shall have a meeting on such date and at such frequency as may be determined by the Board of Directors in their sole discretion for the purpose of conducting such business as may properly come before the meeting; provided, however that a meeting of the Members shall occur at least once every twelve (12) months. At any meeting of Members, only such business may be transacted as is related to the purpose or purposes set forth in the notice of such meeting. Except as otherwise provided herein, including, without limitation, with respect to the appointment of Board Members, the Members may take action at a properly called meeting with respect to any item of business by a vote of the Members having a majority of the voting rights underlying the Shares (including, in each case, a C Shareholder Majority), unless otherwise provided by any provision of applicable law, this Agreement or the Articles.

(b) Written notice of every meeting of Members shall be given not less than twenty (20) days before the date of the meeting to the Members entitled to vote, stating the place, date and hour thereof, and the purpose or purposes thereof.

(c) Any vote, consent or approval of the Members entitled to vote may be accomplished by written consent in lieu of a meeting signed by all of the Members that would be entitled to vote at such meeting.

3.9 Capital Contributions. None of the Members shall have any obligation to make any capital contributions to the Company in excess of paying such sums as are agreed to be paid up on each Share.

SECTION 4. Management of the Company.

4.1 Board of Directors. The business of the Company will be managed by the Board of Directors.

(a) For so long as Kadmon Corporation, LLC holds not less than 10% of the issued Shares, it shall have the right, from time to time, by written notice to appoint one person to act as its nominated Director of the Company and to remove that Director from office and to appoint any person in his place (a “Kadmon Director”), and the other Members shall not vote their Shares so as to remove that Director from office save to the extent Kadmon Corporation, LLC ceases to hold 10% of the issued Shares. Neither of the directors appointed at Completion shall be the Kadmon Director.

(b) For so long as Perceptive Life Sciences Master Fund, Ltd., or its Affiliates, holds not less than 50% of the C Shares it owned on the Effective Date, it shall have the right, from time to time, by written notice to appoint one person to act as its nominated Director of the Company and to remove that Director from office and to appoint any person in his place (a “Perceptive Director”), and the other Members shall not vote their Shares so as to remove that Director from office save to the extent Perceptive Life Sciences Master Fund, Ltd., or its Affiliates ceases to hold 50% of the C Shares it owned on the Effective Date. Neither of the directors appointed at Completion shall be the Perceptive Director.

(c) Further Directors shall be appointed or removed in accordance with this Agreement, the Articles and the Act.

(d) The Board of Directors shall have full and exclusive authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of Company business, unless otherwise provided in the Act or this Agreement. Except as expressly provided herein, the vote of a Majority of the Board shall be required to approve or effect any action or transaction on behalf of the Company.

(e) The Directors as of the date hereof are Alexandria Forbes, Joel Marcus, Neil Mendoza, Keith Harris, Stuart Naylor, Thomas Shenk, Arnold J. Levine, Gregory S. Moss and Ellen Hukkelhoven (along with any Directors appointed from time to time, the “Board Members”). The number of Directors may be increased from time to time by resolution of the Board of Directors.

(f) Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(g) Save as provided in (a) and (b) above, any Director may be removed at any time by a majority vote of the other Directors.

(h) In the event of a vacancy on the Board of Directors due to the resignation or removal of any Director, such vacancy may only be filled by a majority vote of the Board of Directors. Any Director position to be filled by reason of an increase in the number of Directors may be filled by the Person selected by the vote of the Board of Directors.

(i) Each Director shall be required to devote such time to the affairs of the Company as the Board of Directors reasonably determines may be necessary or appropriate to manage and operate the Company.

(j) The Board of Directors may delegate all or part of its authority to committees of the Board or employees of the Company whom the Board of Directors may appoint from time to time, including, without limitation, employees possessing the titles of President, Vice President, Treasurer and Secretary.

(k) Each Director will be at liberty from time to time to make such disclosure to any Member who appointed him in relation to the Business or affairs of the Company as he thinks fit.

4.2 Compensation of Board of Directors; Reimbursements. The Directors may receive compensation for performing his/her duties as a member of the Board of Directors, in such amounts as are determined in good faith by the Board of Directors to be reasonable under the circumstances. A Director shall also be entitled to reimbursement of his/her reasonable out-of-pocket expenses in connection with the performance of such duties.

SECTION 5. Accounting and Records.

5.1 Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Company which shall be on an accrual basis for financial reporting purposes and for income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Fiscal Year of the Company shall be the calendar year.

5.2 Access to Accounting Records. All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and the Member’s duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times for any purpose reasonably related to its interest in the Company.

5.3 Accounting Decisions. All decisions as to accounting matters shall be made by the Board of Directors.

5.4 Income Tax Elections. All decisions as to tax elections and accounting matters shall be made by the Board of Directors.

SECTION 6. Additional Members; Preemptive Rights.

Additional Members. In the event that the Board of Directors determines in good faith that additional capital is reasonably necessary, the Board of Directors may cause the Company to issue additional Shares to existing Members or third parties (and admit such third parties as Members), provided always that there is no obligation on any existing Member to contribute or invest further capital into the Company and such issue of Shares shall be in accordance with the Articles.

SECTION 7. Deposit and Use of Company Funds.

All capital contributed to the Company shall be made to or deposited in a separate Company account or accounts in such banks or other financial institutions as may be selected by the Board of Directors. Such account or accounts shall be maintained in the name of or for the benefit of the Company. All revenues, bank loans, proceeds and other receipts shall be deposited and maintained in such account or accounts, which may or may not bear interest, and all expenses, costs and similar items payable by the Company shall be paid from such accounts. The Company’s funds, including, but not limited to, Company revenue and the proceeds of any borrowing by the Company, may be invested as the Board of Directors deems advisable. Any interest or other income generated by such deposits or investments shall be considered part of the Company’s account. Company funds from any of the various sources mentioned above may be commingled with other Company funds, but not with the separate funds of any other Person, and may be withdrawn, expended and distributed as authorized by the terms and provisions of this Agreement.

SECTION 8. Transfer of Shares.

8.1 Transfers. The Directors shall only approve the registration of any transfer of Shares where such transfers are effected in accordance with the Articles.

8.2 Transfers following IPO. Upon the occurrence of an IPO, the Members will agree such restrictions on the disposal of their Shares or shares in any Affiliate of the Company for a period after the IPO, as are required by an underwriter in connection with the IPO.

8.3 Admission to Membership. Any Person that is not already a party to this Agreement who acquires any Shares shall, on or before the transfer or issuance to it of Shares (and as a condition thereto), sign and deliver to the Company a Joinder Agreement substantially in the form and on the terms of Exhibit B hereto (a “Joinder Agreement”), and shall thereby adhere and become a party to this Agreement.

SECTION 9. Warranties.

9.1 Member Warranties. Each Member (except that where such Member is incorporated, established resident and present outside of the United States of America such Member shall not warrant Section 9.1(a)) severally and not jointly hereby warrants to, and covenants and agrees with, the Company as follows:

(a) The Shares will be acquired for its own account (or for a separate account managed by such Member) for investment. It is not purchasing such securities with a view toward distribution in a manner which would require registration under the United States Securities Act of 1933, as amended (the “Securities Act”). Such Member recognizes that the Shares have not been registered under the Securities Act, in reliance upon an exemption from such registration and agrees that it will not sell, offer for sale, transfer, pledge or hypothecate its Shares, in whole or in part (i) in the absence of an effective registration statement covering such transfer, pledge or hypothecation, or if an exemption from registration is applicable, if reasonably requested by the Company, upon receipt by the Company of an opinion of counsel reasonably acceptable to the Company and its counsel, and (ii) except in compliance with all applicable provisions of this Agreement.

(b) Such Member’s authorization, execution, delivery, and performance of this Agreement and any related agreements do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

(c) Such Member has all requisite power and authority and, with respect to Members who are individuals, legal capacity, to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. With respect to Members which are not individuals, the execution, delivery and performance of this Agreement by such Member have been duly authorized, and no other entity or stockholder action or proceeding on the part of such Member or such Member’s stockholders is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Member and, assuming the due execution of this Agreement by each of the other Members party hereto, this Agreement constitutes, a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

SECTION 10. Miscellaneous.

10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by telecopier (and confirmed by return facsimile) or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the address for such Member on Exhibit A hereto (or to such other addresses or telecopier number as a party may specify by notice given to the other party pursuant to this provision).

10.2 Amendments; Waivers. Except as otherwise provided herein, this Agreement may be amended, modified, terminated, or waived in whole or in part (and either generally or in a particular instance, and either retroactively or prospectively) only with the prior written consent of the Company and Members holding a majority of the total voting rights of Members; provided, that any amendment to this Agreement that would disproportionately and adversely affect any Member (or group of Members) shall also require the written consent of each such Member so affected (or a majority of the Shares held by the group of Members so affected, if applicable); provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Section 10.15 hereof may be amended, modified, revised or waived in whole or in part (and either generally or in a particular instance, and either retroactively or prospectively) only with the prior written consent of the Company and holders of a majority of Registrable Shares (including shares convertible into Registrable Shares) then outstanding and held by Investors. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.

10.3 Binding Effect; Successors and Assigns. The provisions of this Agreement and any amendment, termination modification or waiver hereto shall be binding upon and inure to the benefit of the parties hereto, their respective personal representatives, heirs, successors and permitted assigns; provided, however, that nothing contained in this Section 10.3 shall be construed to permit any attempted transfer which would be prohibited or void pursuant to any other provision of this Agreement. The rights under this Agreement may be assigned (but only with all related obligations) by a Member to a transferee of Shares (including Registrable Shares) that (i) is an Affiliate of a Member, (ii) is a Member’s Immediate Family Member or trust for the benefit of an individual Member or one or more of such Member’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Shares with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Shares held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Member; (2) who is a Member’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Member or such Member’s Immediate Family Member shall be aggregated together and with those of the transferring Member; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.5 Headings. All headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.

10.6 Exhibits. All exhibits annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits shall be deemed to refer to and include all such exhibits.

10.7 Terms. Common nouns and pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

10.8 Severability. Each provision hereof is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.9 Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the matters hereof and supersedes any other prior oral and written understandings or agreements.

10.10 Rights of Third Parties.

(a) Any person to whom Shares have been properly transferred pursuant to the provisions of this Agreement and the Articles and who has entered into a Joinder Agreement which is acknowledged by the Company, may enforce against the parties the benefits and rights of this Agreement expressed to be in favour of the original shareholder from whom their Shares have been transferred subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(b) Except as provided in this Section 10.10, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

10.11 Governing Law.

(a) This Agreement and any dispute or claim arising out of or in connection with this Agreement, its subject matter or formation (including any non-contractual dispute or claim) (“Dispute”) are governed by and shall be construed in accordance with English Law.

(b) Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.

(c) Each party irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and, accordingly, no party will argue to the contrary. Further, each party irrevocably agrees that a judgment in any legal action or proceedings brought in the courts of England and Wales in relation to a Dispute shall be conclusive and binding on the parties and may be enforced in the courts of any other jurisdiction.

10.12 No Waiver. No course of dealing between the Company and any Member, and no delay by the Company in exercising any right, power or remedy, shall operate as a waiver or otherwise prejudice the exercise by the Company of that right, power or remedy against that or any other Member.

10.13 Termination. Without prejudice to the accrued rights of any party, and except in respect of the provisions of Sections 3.6, 10.2, 10.10, 10.11, 10.13 and 10.15, this Agreement shall cease and determine on the earlier of:

(a) a Share Sale (as defined in the Articles) or an IPO; and

(b) with respect to the rights and obligations of any Member, such Member ceasing to hold Shares or ceasing to be the beneficial owner of Shares provided that such party has first complied with its obligations under the Articles in respect of the transfer of Shares and the transferee, if appropriate, has entered into a Joinder Agreement.

With respect to the provisions of Section 10.15, without prejudice to the accrued rights of any party, this Agreement shall cease upon the third anniversary of the IPO.

10.14 Information Rights. The Company shall deliver the following reports to each Member:

(a) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments; and

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with GAAP, except as otherwise noted therein, together with an auditor’s report thereon of a public accounting firm of established national reputation.

10.15 Registration Rights.

(a) If the Company proposes to register any of its A Shares under the Securities Act in connection with a public offering of such securities solely for cash (other than in: (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Investor’s Registrable Shares; (iv) a registration in which the only Shares being registered are A Shares issuable upon conversion of debt securities that are also being registered; or (v) an IPO (collectively, a “Company Offering”), the Company shall, at such time, promptly give the Investors notice of such registration (the “Registration Notice”). Upon the request of any Investor given within twenty (20) days after the Registration Notice, the Company shall, subject to the paragraph below, cause to be registered the number of Registrable Shares that such Investor has requested to be included in such registration (the “Investor Requested Shares”). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 10.15 before the effective date of such registration, whether or not the Investor has elected to include its A Shares in such registration. The expenses (other than all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of the Investor’s A Shares, and fees and disbursements of counsel for the Investor) of such withdrawn registration shall be borne by the Company.

(b) In connection with any Company Offering involving an underwriting of shares of the Companypursuant to the paragraph above, the Company shall not be required to include any of the Investor’s Registrable Shares in such underwriting unless the Investor accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the Company Offering. If the total number of securities, including the Investor’s Registrable Shares requested to be included in such offering, exceeds the number of securities to be sold (including those contained in the Company Offering) that the underwriters in their reasonable discretion determine is compatible with the success of the Company Offering, then the Company shall be required to include in the offering only that number of such shares, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the Company Offering, with the Company Offering having priority over the sale of the Investor’s Registrable Shares. Notwithstanding the foregoing in the event that it is not possible to include all the Investors Requested Shares in the offering, the number of the Investor Requested Shares included in the offering shall be reduced pro rata for each Investor based on the number of Registrable Shares held.

(c) The right of the Investor to request inclusion of the Investor’s Registrable Shares in any registration pursuant to the paragraphs above shall terminate upon the earliest to occur of: (i) a deemed liquidation event (as defined in the Articles) and (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Investor’s then Registrable Shares without limitation during a three-month period without registration.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of                    2018.

Executed as a deed, but not delivered until	)
the date specified on this deed, by	)
MEIRAGTX HOLDINGS PLC by an	)
authorised signatory in the presence of a	)
witness:		Signature

Name (block capitals)
Witness		Director
signature

Witness name
(block capitals)

Witness address